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                       YONKERS FINANCIAL CORPORATION COMMITTEE
                          TO PRESERVE SHAREHOLDER VALUE
                                January 14, 2000




Dear Fellow Stockholder:

                      RECORD EARNINGS - SHARE PRICE DECLINE

Institutional Shareholder Services (ISS) has issued a report which recommends a vote for the Committee's Nominees! Institutional Shareholder Services is the world's leading provider of proxy advisory and voting agent services. Its products help institutional investors comply with their proxy voting fiduciary obligations, as defined by the U.S. Department of Labor.

On January 7, 2000 Yonkers Financial Corporation announced record earnings but this has not, and in the opinion of the Committee will not, translate into a higher share price.

In the Committee's opinion the market is telling the Company's management the same thing the Committee has been telling them that internal earnings growth alone is not sufficient to create shareholder value (i.e., a higher share price).

While we applaud the earnings report, it is the Committee's position that, without external growth (i.e., an accretive acquisition), shareholder value cannot be created in this market. In addition, since the Company's earnings release contained no details, we do not know how these earnings were generated.

By electing the Committee's two Nominees to the Board, you will be providing the Company with a signal that, if an accretive transaction cannot be accomplished to create shareholder value, then you (the owners) want the Company sold because internal earnings growth alone has not resulted in a higher stock price.

                                   Sincerely,



                                   ss/Lawrence B. Seidman
                                   Lawrence B. Seidman



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                        YOUR VOTE IS EXTREMELY IMPORTANT


1. If you have already voted for the committee's Nominees, we thank you. If you have not voted or have not voted for the Committee's Nominees, we recommend that you read our material carefully.

2. Please SIGN, MARK, DATE and MAIL your GOLD proxy card in the enclosed postage-paid envelope. If you wish to vote for our Nominees, you must submit the enclosed GOLD proxy card and must NOT submit management's proxy card.

3. If you have already voted for the current Board, you have every legal right to change your mind and vote FOR our Nominees on the GOLD proxy card. Only your latest dated proxy card will count.

4. If your shares are held for you by a bank, brokerage firm or other nominee, only your bank, broker or nominee can vote your shares and only after receiving your instructions. Please sign, date and return the enclosed GOLD proxy card in the postage-paid envelope provided or call your bank, broker or nominee and instruct your representative to vote FOR our Nominees on the GOLD proxy card.

5. Time is Short. Please vote today!

If you have any questions or need assistance in voting your shares or in changing your vote, please contact Beacon Hill Partners, Inc. at the toll free number listed below.


                           BEACON HILL PARTNERS, INC.
                          (212) 843-8500 (call Collect)
                        or Call toll-free (800) 755-5001